Exhibit 99.1
FOR IMMEDIATE RELEASE
February 22, 2006
United Heritage Bankshares of Florida, Inc Announces
Fourth Quarter and full year 2005 Operating Results
Orlando, FL. — February 20, 2006 — United Heritage Bankshares of Florida, Inc reported net income for the fourth quarter 2005 of $1,455,000, up 146%, compared to $591,000 earned in the fourth quarter of 2004. Earnings per share for the current quarter were $0.31, up 72%, compared to $0.18 for the fourth quarter of 2004.
Net income for the year ending December 31, 2005 was $3,335,000, or $0.74 per share, compared to $2,041,000, or $0.63 per share for the year ending December 31, 2004.
Condensed Income Statements (unaudited)
($ in thousands, except per share data)

	At or For the Year Ended December 31,
			Increase
	2005	2004	(decrease)%
Net interest income	$17,076	10,742	6,334	58.96
Provision for loan losses	$1,540	617	923	149.59
Net interest income after provision	$15,536	10,125	5,411	53.44
Noninterest income	$801	547	254	46.44
Noninterest expenses	$11,073	7,346	3,727	50.74
Income before income taxes	$5,264	3,326	1,938	58.27
Income tax	$1,929	1,285	644	50.12
Net income	$3,335	2,041	1,294	63.40
Per share data:
Basic earnings per share	$.74	.63	.11	17.46
Diluted earnings per share	$.72	.61	.11	18.03

The fourth quarter of 2005 reflected the results of the year-long expansion initiative that commenced in December of 2004. Total assets increased $301,462,000 for the year.
Condensed Consolidated Balance Sheets (unaudited)
($in thousands)

	At December 31,
	2005	2004
Assets

Cash and due from banks	$21,604	$12,283
Interest-bearing demand deposits in other banks	—	9,857
Federal funds sold	126,119	63,831

Total cash and cash equivalents	147,723	85,971

Securities available for sale	164,050	68,640
Securities held to maturity	21,119	—
Loans, net of allowance for loan losses of $4,580 and $3,077	360,425	241,214
Other assets	14,612	10,642

Total assets	$707,929	$406,467

Liabilities and Shareholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$98,082	$52,472
Savings, NOW and money market deposits	272,895	166,751
Time deposits	245,559	146,419

Total deposits	616,536	365,642

Borrowings	31,884	6,009
Other liabilities	1,722	1,026

Total liabilities	650,142	372,677

Total shareholders’ equity	57,787	33,790

Total liabilities and shareholders’ equity	$707,929	$406,467

Dave Powers, President & CEO offered the following comments: “Our focus for 2006 will be on further enhancement to our core earnings opportunities. We will be implementing several new product options and working to further develop our existing client relationships through our retail banking initiative.
One of our 2006 objectives is to open an additional banking center in the dynamic West Orange County market. We will also seek to expand our dominant presence in the highly competitive College Park district by opening a second branch location to support our office at Edgewater Drive and Par Avenue.
We believe that the preceding quarter set a new standard and validated our strategic plan of building a “record setting” hometown banking franchise.”
United Heritage Bankshares of Florida, Incorporated through it’s wholly owned subsidiary, United Heritage Bank, operates 11 banking centers serving Orange and Seminole Counties in metropolitan Orlando.
###
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements relate to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans, “ “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.